                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                          (Amendment No.     2  )*
                                           -----

                          ZEIGLER COAL HOLDING COMPANY
      ---------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
      ---------------------------------------------------------------------
                         (Title of Class of Securities)

                                   989286109
                    -------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





SEC 1745 (2/92)
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CUSIP NO.  989286109                     13G                  PAGE 2 OF 7 PAGES

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Kinman Limited Partnership

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]

                                                                       (b) [ ]
      3   SEC USE ONLY


      4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Illinois

                     5   SOLE VOTING POWER

                         5,801,738 shares of Common Stock
    NUMBER OF
     SHARES
  BENEFICIALLY       6   SHARED VOTING POWER
   OWNED BY
     EACH                -0-
   REPORTING
  PERSON WITH
                     7   SOLE DISPOSITIVE POWER
                         5,801,738 shares of Common Stock

                     8   SHARED DISPOSITIVE POWER

                         -0-

      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,801,738 shares of Common Stock

     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          N/A                                                            / /

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          20.58%

     12   TYPE OF REPORTING PERSON

          PN

                      *SEE INSTRUCTION BEFORE FILLING OUT!





SEC 1745 (2/92)

CUSIP NO.  989286109                    13G                   PAGE 3 OF 7 PAGES

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          John F. Manley ###-##-####

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]

                                                                       (b) [ ]
      3   SEC USE ONLY


      4   CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S. Citizen

                     5   SOLE VOTING POWER

                         5,801,738 shares of Common Stock
    NUMBER OF
     SHARES          6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY EACH          -0-
   REPORTING
  PERSON WITH        7   SOLE DISPOSITIVE POWER

                         5,801,738 shares of Common Stock

                     8   SHARED DISPOSITIVE POWER

                         -0-

      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,801,738 shares of Common Stock

     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          N/A                                                            / /

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          20.58%

     12   TYPE OF REPORTING PERSON

          IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!





SEC 1745 (2/92)
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CUSIP NO. 989286109                                            PAGE 4 OF 7 PAGES

Item 1(a).  Name of Issuer:

                 Zeigler Coal Holding Company

Item 1(b).  Address of Issuer's Principal Executive Offices:

                 50 Jerome Lane
                 Fairview Heights, IL  62208

Item 2(a).  Name of Person Filing:

                 Kinman Limited Partnership; John F. Manley

Item 2(b).  Residence or Address of  Principal Business Office:

                 c/o Chicago City Capital Group
                 Suite 9300, Sears Tower
                 Chicago, IL  60606

Item 2(c).  Citizenship:

                 Kinman Limited Partnership is an Illinois limited partnership and Mr. Manley is a U.S. Citizen.

Item 2(d).  Title of Class of Securities:

                 Common Stock

Item 2(e).  CUSIP Number:

                 989286109

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                 N/A

Item 4.  Ownership

         (a) Amount Beneficially Owned
                      5,801,738 shares of Common Stock

         (b) Percent of Class
                      20.58%

         (c) Number of shares as to which such person has:

                 (i)      sole power to vote or to direct the vote
                                  5,801,738 shares of Common Stock

                 (ii)     shared power to vote or to direct the vote
                                  -0-

                 (iii)    sole power to dispose or to direct the disposition of
                                  5,801,738 shares of Common Stock

                 (iv)     shared power to dispose or to direct the disposition
                                  of -0-





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CUSIP NO. 989286109                                           PAGE 5 OF 7 PAGES


Item 5.  Ownership of Five Percent or Less of a Class:

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

              N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:

              N/A

Item 8.  Identification and Classification of Members of the Group:

              N/A

Item 9.  Notice of Dissolution of Group:

              N/A

Item 10.  Certification:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.





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CUSIP NO. 989286109                                           PAGE 6 OF 7 PAGES





                                   SIGNATURE




                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 5, 1998
                                        -----------------------------
                                        (Date)

                                        KINMAN LIMITED PARTNERSHIP



                                        By: /s/ John F. Manley
                                            -------------------------
                                            John F. Manley
                                            General Partner





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CUSIP NO. 989286109                                           PAGE 7 OF 7 PAGES





                                   SIGNATURE




                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 5, 1998
                                        -------------------------
                                        (Date)



                                        /s/ John F. Manley
                                        -------------------------
                                        John F. Manley





SEC 1745 (2/92)